UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 29, 2010

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10077 South 134th Street Omaha, NE (Address of principal executive offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On January 29, 2010, Professional Veterinary Products, Ltd., a Nebraska corporation (the “Company”), and its wholly-owned subsidiaries, ProConn, LLC, a Nebraska limited liability company, and Exact Logistics, LLC, a Nebraska limited liability company, executed a Credit and Security Agreement dated January 29, 2010 (the “Credit Agreement”) and related documents (collectively, the “Loan Documents”) with Wells Fargo Bank, National Association (the “Lender”). The obligations of the Company and its subsidiaries under the Loan Documents are joint and several.
     The Lender may loan to the Company and its subsidiaries up to forty million dollars ($40,000,000), in accordance with the terms of the revolving note (the “Revolving Note”), which is secured by substantially all of the assets of the Company and its subsidiaries, except for real property owned by the Company. Under the Revolving Note, the Lender shall provide advances to the Company, which advances may be used as needed by the Company through the maturity date of January 29, 2013. The initial proceeds of the revolving loan facility were used to payoff the Company’s indebtedness to First National Bank of Omaha, and the remaining proceeds will be used to provide working capital support.
     Interest shall be paid at a variable rate, reset daily, equal to the daily three month London Interbank Offered Rate (LIBOR) rate plus a margin (the “Margin”) of either (i) 3.50% or (ii) 3.0%, if for the Company’s fiscal year ending July 31, 2010, the Company attains a certain debt service coverage ratio and meets a net income requirement. Upon an event of default, the Revolving Note shall bear interest at the daily three month LIBOR rate plus the Margin plus 3.00% per annum.
     The Credit Agreement imposes certain financial covenants, which require that the Company achieve minimum net income thresholds for designated periods through and including October 31, 2010. The Credit Agreement also requires that the Company maintain, as of its fiscal year ending July 31, 2010, a certain debt service coverage ratio, and that the Company not incur or contract to incur capital expenditures exceeding a specified amount during any fiscal year.

     The loan may be accelerated upon an event of default. These default provisions include, among other things, the Company’s failure to pay amounts when due and to perform any material condition or to comply with any material promise or covenant of the Credit Agreement.
     Under the Credit Agreement, if the Lender terminates the credit facility during a default period, or the Company terminates or reduces the credit facility prior to maturity, then the Company shall pay the Lender as liquidated damages a termination fee in an amount equal to a percentage of the maximum line amount (or the reduction of the maximum line amount, as the case may be) calculated as follows: (a) 3.0%, if the termination or reduction occurs on or before January 29, 2011; (b) 2.0%, if the termination or reduction occurs after January 29, 2011, but on or before January 29, 2012; and (c) 1.0%, if the termination or reduction occurs after January 29, 2012.
     The foregoing descriptions of the Loan Documents are qualified in their entirety by reference to the complete terms and conditions of such documents, which shall be filed as exhibits to the Company’s Form 10-Q for the period ended January 31, 2010.

Item 1.02	Termination of a Material Definitive Agreement
     The Loan Documents executed with Wells Fargo Bank, National Association (described in Item 1.01 above) have replaced the Loan Agreement dated November 14, 2006, as amended, with First National Bank of Omaha (“FNB”) and related loan documentation (collectively, the “FNB Loan Documents”). Under the FNB Loan Documents, the Company and its subsidiaries could borrow funds up to $42,200,000, which included a $37,500,000 revolving loan facility and a $4,700,000 term loan facility.
     The FNB term note was amortized over a ten year period with a final maturity date of December 1, 2016, and had a fixed interest rate of 7.35% per annum. Until December 1, 2009, the Company paid interest at a variable rate, reset daily equal to the LIBOR rate plus (i) 1.25% per annum when the cash flow leverage ratio was less then or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the cash flow leverage ratio was more than 3.00 to 1.00. From December 1, 2009 through January 29, 2010, interest was paid at the higher of 1.5% plus LIBOR or 5% per annum. The revolving note was scheduled to terminate on February 1, 2010. On January 29, 2010, the Company repaid all of its obligations in the amount of $32,874,979 under the FNB Loan Documents, which amount included a prepayment penalty of $241,757.
     The foregoing descriptions of the FNB Loan Documents are qualified in their entirety by reference to the complete terms and conditions of such documents, which have been filed as exhibits to the Company’s current and periodic reports.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See the information set forth in Item 1.01 of this Current Report on Form 8-K for a discussion of the terms of the Credit Agreement and the Loan Documents with Wells Fargo Bank, National Association.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: February 4, 2010	By:	/s/ Tara Chicatelli
Tara Chicatelli, Chief Financial Officer

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